Exhibit 21.2

AHB Subsidiaries

Name	Jurisdiction of Incorporation

All American Choice Mortgage, LLC	DE

American Bancorp Mortgage, LLC	DE

American Construction Mortgage, Inc.	PA

American Eagle Mortgage Funding, LLC	DE

American Professional Finance, LLC	DE

Apex Home Mortgage Funding, LLC	DE

Builders Preferred Mortgage, LLC	DE

Builders Resource Funding, LLC	DE

Chesapeake Mortgage Funding, LLC	PA

Community Residential Mortgage, LLC	DE

Cornerstone Financial Mortgage Funding, LLC	DE

Dedicated Mortgage Lending, LLC	DE

Deltec Financial Services, LLC	DE

Dilsheimer Mortgage, LLC	DE

Guardian Home Funding, Inc.	PA

Integrity Bancorp Mortgage Company, LLC	DE

Keystone Financial Mortgage Funding, LLC	DE

Preferred Capital Mortgage Services, LLC	DE

Preferred Closing Services, LLC	DE

ProBuilt Mortgage, LLC	DE

Ritz-Craft Home Mortgage, LLC	DE

Simplex Industries Mortgage Company, LLC	DE

Susquehanna Residential Mortgage, LLC	DE

Triad Mortgage, LLC	DE

Vision Mortgage Capital, LLC	PA